                                                                   Exhibit 10.37

                       DEVELOPMENT AND SUPPLY AGREEMENT

DEVELOPMENT AND SUPPLY AGREEMENT (the "Agreement"), is made and entered into as of this 21/st/ day of November, 2000, by and between De Nora Elettrodi SpA. an Italian Company with its principal place of business at Milano, Italy, Via dei Canzi 1 and its subsidiaries as specified in Exhibit A (all hereinafter referred to as "DNE"), and Nuvera Fuel Cells, Inc., a Delaware corporation having its principal place of business located at 35 Acorn Park, Cambridge, MA 02140, United States of America ("Nuvera") and Nuvera Fuel Cells Europe, S.r.l., a wholly-owned subsidiary of Nuvera and an Italian company having its principal place of business located at via Bistolfi 35, Milan, Italy ("Nuvera Europe") (together, the "BUYER").

                                  WITNESSETH:

WHEREAS, DNE and its subsidiaries, inter-alia De Nora North America Inc. E-Tek Division, as specified in Exhibit A, have the capabilities of performing Research and Development Programs in the field of Fuel Cells ("R&D"), namely in the field of catalyzed gas diffusion electrodes ("Electrodes"), catalysts ("Catalysts"), gas diffusion or backings ("Diffusers") for use in proton exchange membrane ("PEM") fuel cell stacks and shift catalysts ("Shift Catalyst") for use in reformers for fuel cells systems, (collectively, "DN Products"),

WHEREAS, DNE desires to grant exclusive access to BUYER to ongoing and future R&D on DN Products for Fuel Cell application at no cost for BUYER, in exchange for the validation of the new DN products resulting from R&D and DNE desires to offer the BUYER the right to purchase exclusively ("Option") DN products resulting from R&D (excluding Shift Catalysts), for which DNE will be the exclusive supplier for an agreed period provided BUYER ensures reasonable minimum purchases during that agreed period,

WHEREAS, BUYER and DNE will mutually define a validation protocol ("Protocol") that shall be followed for the validation of DN Products and for the annual updating of the improvement of the Specifications.

WHEREAS, DNE produces and manufactures DN Products and desires to supply BUYER with DN Products as described in Exhibit B, meeting the specifications ("Specifications") set forth in Exhibit C, on terms no less favorable than those under which DNE supplies or shall supply DN products to any other customer of DNE, and DNE is willing to grant BUYER the required volumes and quantities, and, in addition, DNE wishes to manufacture on behalf of BUYER Shift Catalyst based on proprietary formulation of BUYER,


NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, DNE and BUYER, intending to be legally bound, hereby agree as follows:

1    RESEARCH AND DEVELOPMENT ACTIVITIES.

1.1 DNE will grant exclusive access to BUYER for the ongoing and future research and development ("R&D") activities related to "Electrodes", "Catalysts" and "Diffusers" for the use in Proton Exchange membrane (P.E.M.) fuel cells and "Shift Catalysts" (DN Products). For products resulting from R&D, once validated according to the "Protocol", the exclusivity provisions of this agreement as per 2.2 and 2.3 may apply, with the exception of Shift Catalysts for fuel processors. The purchase of Shift Catalysts is governed by Section 4.4. of this Agreement.

1.2 DNE will discuss with BUYER the BUYER's needs for the "PEM" improvement and corresponding programs.

1.3 BUYER will exclusively have access to and exclusively purchase R&D on DN Products from DNE. All the costs of R&D will be borne by DNE. BUYER will validate the DN Products resulting from R&D as per "Protocol". The associated costs linked to the validation activities to be conducted in BUYER facilities will be borne by BUYER. For the purposes of this Agreement, validation shall mean the product meets the specifications and or requirements of BUYER.

1.5 DNE and BUYER will have no restrictions preventing either DNE or BUYER from conducting independent research and development on catalyzed membranes or catalyzed membrane/diffuser assemblies (MEAs), nor will the terms of exclusivity apply to these products. DNE and BUYER agree, however, to use best efforts to maximize reciprocal involvement in such independent R&D programs. Sale or purchase of these products are not covered by this Agreement.

2    PURCHASE AND SALE OF DN PRODUCTS; QUALITY.

2.1 BUYER will purchase DN products and DNE will sell DN products as per DNE catalogue on a non exclusive basis. It is intended that membranes, catalysed membranes and catalysed membranes/diffuser assemblies (MEA's ) are explicitly excluded.

2.2 When BUYER validates a "DN Product" resulting from R&D, BUYER will have the right ("Option" to purchase exclusively such DN products resulting from R&D.

2.3 In case BUYER decides to exercise the "Option" for DN Products resulting from "R&D", after validation as per "Protocol", DNE and BUYER will negotiate in good faith a reasonable purchase commitment, and the exact terms and conditions. Should an agreement not be reached, then DNE will be entitled to sell that specific product to any third parties. BUYER waives any right to exclusivity.

2.4 Should BUYER not validate a product generated by R&D, DNE will be entitled to sell that specific product to any third parties. BUYER waives any right to exclusivity. In the future should Buyer wish to purchase the non-validated product, BUYER shall be granted a price determined as per Article 4.1.

2.5 Notwithstanding 2.3, DNE agrees to sell and deliver to BUYER on a non-exclusive basis and BUYER agrees to purchase and receive from DNE on a non-exclusive basis DN Products resulting from R&D at the lowest prices offered to its most favored customers, which in any event will be the DNE current market prices minus at least ten percent (10%)

2.6 In addition to the obligations of DNE set forth elsewhere in this Agreement, DNE's obligations are to:

(a) Obtain all raw materials and other components and unload handle and store all raw materials and other components at DNE's manufacturing facilities at which the DN Products are manufactured;

(b)    Manufacture the DN Products;

(c)    Package the DN Products;

(d)    Prepare the DN Products for shipment;

(e) Obtain and maintain any export license or licenses required for delivery of the DN Products to BUYER under this Agreement, and keep records, available upon request of BUYER;

(f) Keep records available upon request of BUYER and applicable governmental agencies, including, without limitation, maintain records, concerning safety, health and environmental practices of DNE.

2.7 The DN Products supplied by DNE to BUYER under this Agreement shall conform at the time of shipment to the Specifications.

(a) DNE shall test each batch of each of the DN Products after manufacturing and submit to the BUYER at the time of shipment of the DN Products a Certificate of Analysis demonstrating that the DN Products conform to the Specifications. Non-conforming DN Products shall be replaced by DNE at its own expense (including transportation costs). DNE shall notify BUYER of any changes in the process necessary to manufacture the DN Products to meet the Specifications. DNE acknowledges that BUYER may require DNE to produce samples of the DN Products manufactured using the changed process, in sufficient quantities to enable the BUYER to determine the effect of the change in process upon BUYER.

(b) For the purposes of assuring BUYER the quality of the DN Products required under this Agreement, DNE shall permit the duly authorized representatives of BUYER, at any time during normal business hours and on reasonable time prior notice, to inspect any premises of DNE or any third party, including subsidiaries, contractors, partners or suppliers, where the DN Products, or packing of them, are manufactured or stored by or for DNE. In the event that such an inspection does not meet with DNE Specifications as per Exhibit C, DNE shall, without delay or cost to BUYER, take the appropriate remedial measures in order to meet the specifications.

2.8 DNE will produce the DN Products in compliance with all applicable laws and regulations, with reasonable due care and in accordance with the best practice standards of safety. BUYER agrees that it shall comply with all applicable laws and regulations regarding the DN Product formulation, packaging, sales, use, storage, handling, disposal, labeling and transporation as incorporated into BUYER's Products, and any wastes related thereto. BUYER shall formulate, sell, use, store, handle, dispose, label and transport DN Products as incorporated in Nuvera Products with due care, in compliance with all applicable laws, and in accordance with good industry standards. At its option, at any time during the Term (the "Term), defined in Article 3, DNE upon reasonable, prior written notice shall be permitted, but not obligated, to enter and inspect those sections of BUYER's packaging and warehousing facilities used in the packaging, storage, testing, shipping or receiving of the Nuvera Products (hereinafter the "Facilities") for the purpose of ensuring Buyer's compliance with the provisions hereof.

2.9 DNE agrees to use its best efforts to improve the Specifications during the Term of the Agreement. The Specifications listed in Annex C shall be updated on annual basis starting from the effective date of the Contracts.

2.10 BUYER may have the right to use any DN trademark or trade name in connection with the Nuvera Products.

3      TERM, TERMINATION.

3.1 Unless earlier terminated as provided herein, the term of this Agreement shall be for an initial period commencing on the date hereof and ending on December 31, 2004 (the "Term"). The Agreement shall automatically renew for a one year period unless and until terminated by either party upon at least six months prior written notice thereof.

3.2 In the event that either party materially breaches any term of this Agreement and fails to cure such default within sixty (60) days after the date of written notice of such breach from the non-breaching party to the non-breaching party's reasonable satisfaction, the non-breaching party may thereafter immediately terminate this Agreement by written notice to the breaching party.

3.3 Either party shall have the right to terminate this Agreement immediately by giving the other party prior written notice if the other party is the object of a bankruptcy petition which has not been vacated within thirty
       (30) days.

4      PRICE; QUANTITIES

4.1    DN Products: BUYER will receive the lowest pricing for DN Products DNE
       -----------
       gives to its most preferred customers. In addition, DNE agrees to discount its catalog prices by at least ten percent (10%). The actual discount will be determined by the market conditions for the products, availability of materials, and difficulty of manufacture. At the beginning of every year, BUYER will communicate its annual purchases forecast to DNE. The actual quantities will be fixed on quarterly basis.

4.2    Minimum Purchase. For any DN product resulting from R&D for which BUYER
       ----------------
       is granted exclusivity, BUYER agrees to commit to purchase minimum quantities of the DN Products. The final quantities available to BUYER, however, will be subject to mutual agreement by BUYER and DNE, along with the relevant delivery terms. BUYER shall exclusively purchase the DN Product from DNE at the agreed upon unit prices, quantities and schedule and for agreed upon periods that could exceed the duration of this Agreement.

       BUYER agrees to purchase from DNE additional quantities of DN products provided that DNE product performances, terms and conditions are equivalent to those of competing suppliers for equivalent products.

4.3    Right of first refusal BUYER agrees not to purchase from third parties
       ----------------------
       products that are equivalent and/or comparable to DN products, provided that DN products performances and DNE terms and conditions, including price, meet or exceed those of competing suppliers.

4.4    Shift Catalyst: Prices shall be mutually agreed upon, taking into
       --------------
       consideration BUYER's requirements; the final price shall be based on the cost plus concept based on the following criteria:

       .   Raw material cost
       .   Direct manpower
       .   Outsourcing cost
       .   In-house production machinery
       .   Annual requirements
       .   Quality control and shop tests
       .   Manufacturing overhead
       .   Packing and transportation

4.5 In the event that BUYER requests an increased supply of the DN Product, BUYER and DNE shall determine any price adjustment that may be warranted given the scope and size of the proposed increased purchase of the DN Products. BUYER and DNE agree to negotiate in good faith any price adjustment.

4.6 All taxes and charges imposed by governmental authorities, after BUYER acquires title to the DN Products, on the selling, transporting, handling, storing and disposing of DN Products and wastes related thereto, (except income taxes based on DNE's gross income) shall be at BUYER's expense.

5      PAYMENT

       Payment for the DN Products purchased by BUYER under this Agreement will be within thirty (30) days of the date of invoice or unless otherwise agreed between DNE and the BUYER (the "Net Due Date"). Payment shall be made in the local currency of DN Products' manufacturer, unless otherwise agreed between DNE and the BUYER. In the event BUYER fails to pay in full the balance due in accordance with the invoice on or before the Net Due Date, DNE at its option after thirty days prior written notice of BUYER's failure to pay may suspend further deliveries under this Agreement and may charge BUYER an interest fee equal to the Prime Lending Rate on the outstanding balance.

6      FORECASTS; PURCHASE ORDERS
       Except as may be mutually agreed by the parties, DNE shall not be required to supply in any calendar quarter more than one hundred fifty percent (150%) of the final forecast for any such calendar quarter nor less than seventy five percent (75%) of the final forecast for any such calendar quarter.

7      HEALTH AND SAFETY INFORMATION.
       Each party shall make available to the other summaries of all technical, toxicological, environmental, health and safety information and data, and information and data relating to customer complaints and governmental action, inquiry or investigation relating to its products of which it has knowledge. Each party shall hold all such information and data in confidence in accordance with the terms and conditions of Section 10 of this Agreement.

8      WARRANTIES AND LIMITATION OF LIABILITY.

8.1 DNE warrants that any of the DN Products sold hereunder shall meet the "Specifications" in Exhibit C at the time such DN Products are delivered to BUYER. DNE makes no other representation or warranty of any kind, express or implied, as to merchantability, fitness for a particular purpose, or any other matter whatsoever. Extension of such a warranty terms can be agreed on a case by and between BUYER and DNE

8.2 All claims for damage, shortage, non-delivery and obvious defects shall be deemed waived unless made in writing and received by DNE within - one hundred twenty (120) days after BUYER's receipt of any of the DN Products in respect to which such claim is made, or if the claim is for non-delivery within sixty (60) days after such DN Product was to have been delivered. All other claims for any cause whatsoever (whether such cause is based in contract, negligence, strict liability, other tort or otherwise) shall be deemed waived unless made in writing and received by DNE within one hundred eighty (180) days after BUYER's receipt of any of the DN Products. Failure of DNE to receive written notice of any such claim within the applicable time period shall be deemed an absolute and unconditional waiver by BUYER of such claim, known or unknown.

8.3 BUYER's exclusive remedy for its damages based on DNE's breach of the Agreement (including breach of warranty) shall be for direct damages.

8.4 In no event shall either party be liable for special, incidental or consequential damages.

9       EXCUSE OF PERFORMANCE.

        Neither party shall be subject to any liability for delay in performance or nonperformance as a result of fire, flood, natural catastrophe, strike, labor trouble, accident, riot, act of governmental authority or compliance with government request, act of God, or other contingencies and circumstances beyond its reasonable control interfering with the production, supply, transportation, or consumption of any of the DN Products, or with the supply of any raw materials (including energy sources) used in connection therewith. Each party shall give the other party prompt notice of such occurrence, the nature thereof and the extent to which the affected party will be unable fully to perform its obligations hereunder. Each party further agrees to use all reasonable efforts to correct the condition as quickly as possible. Notwithstanding any other provision of this Agreement to the contrary, if this Agreement is terminated by either party because of any of the above mentioned causes, DNE agrees to sell to BUYER and BUYER agrees to buy from DNE at the date of such termination existing inventory of the applicable, undamaged, commercial quality DN Products at DNE's plant as of the termination date of this Agreement at the agreed price in an amount not to exceed the quantity of BUYER's existing order in place on the date of such termination.

10      CONFIDENTIALITY.

10.1 Any technical, health, environmental and safety, manufacturing, market or customer information, or price or cost related information communicated to one party by the other, under any provision of this Agreement, whether (a) in writing, (b) verbally, or (c) visually observed (if the latter two are confirmed in writing as being confidential within one (1) month thereafter) (hereinafter "Confidential Information") shall be considered confidential at the time of communication and shall not be disclosed to any third party, nor used by the recipient party other than as provided in this Agreement, during the Term of the Agreement and for the period of seven (7) years following the date of termination of this Agreement. The recipient shall use the same degree of care protecting this Confidential Information as it applies to its own confidential information. This Section 10 shall not apply to:

i) Confidential Information already in the public domain, or released to the public through no fault of the recipient;

ii) Confidential Information already known to the recipient except through prior disclosure by DNE or which is developed by the recipient independently of its relationship to the other party hereunder, as both can be documented in writing;

iii) Confidential Information acquired by the recipient from a third party entitled to disclose it; and

iv)     Confidential Information the recipient is legally required to disclose.

10.2 BUYER, its subsidiaries, contractors, partners and suppliers agrees not to analyze or disclose any material supplied by DNE or third Party under this Agreement.

10.3 DNE, its subsidiaries, contractors, partners and suppliers agrees not to analyze or disclose any material supplied by BUYER under this Agreement.

11      INTELLECTUAL PROPERTY RIGHTS.

11.1 DNE shall retain, on behalf of itself or the original owner, title to any intellectual property rights, including but not limited to patents, industrial designs, copyrights and trademarks, in the DN Products.

11.2 BUYER shall in any country of the world under its own name and trademarks or under DNE's trade marks, have the right to distribute directly or indirectly, sell or otherwise dispose of the DN Products as incorporated into or merged with Nuvera Products.

11.3 DNE shall not assert any intellectual property rights or applications thereof (including but not limited to patents, industrial designs, copyrights and trademarks) against the BUYER for the use, sale, distribution or other disposal of any of the DN Products as incorporated or merged with Nuvera Products.

12      INDEMNIFICATION.

12.1 Except to the extent provided in Section 12.3 or elsewhere under this Agreement, BUYER shall indemnify, defend and hold harmless DNE and its direct and indirect affiliates from and against any and all losses, damages, claims, liability, and related costs and expenses (including reasonable attorneys' fees) based upon or arising out of (a) BUYER's negligent acts or omissions, (b) Third Party losses that directly result from BUYER's willful tampering with or modification to DN Products; (c) BUYER's breach of the terms of this Agreement.

12.2 Except to the extent provided in Section 12.3 or elsewhere under this Agreement, DNE shall indemnify, defend and hold harmless BUYER and its direct and indirect affiliates from and against any and all losses, damages, claims, liability, and related costs and expenses (including reasonable attorneys' fees) based upon or arising out of (a) DNE's negligent acts or omissions, (b) DNE's packaging, selling, using, storing, handling, labeling, transporting or disposing of the DN Products and any wastes resulting therefrom, and (c) DNE's breach of the terms of this Agreement.

12.3 Notwithstanding the provisions of Sections 12.1 and 12.2, if the conduct of both parties has contributed to the loss, damage, claim, liability, cost or expense for which one party hereunder (the "Indemnitee") seeks indemnification from the other party hereunder (the "Indemnitor") under
        Section 12.1 or Section 12.2, as the case may be, then Indemnitor's liability to Indemnitee hereunder shall be reduced in proportion and to the extent to which Indemnitee's conduct contributed to such liability.

12.4 In the case of a claim made against a party subject to indemnification hereunder, the Indemnitor shall have the right to manage and control the defense or settlement of such claim. The parties shall cooperate in defending such claims and the Indemnitee shall have the right to participate in the defense of such claims at its own cost. The Indemnitee shall not settle or compromise any claim subject to indemnification hereunder without the prior written consent of the Indemnitor.

12.5 DNE agrees to defined and indemnify and hold BUYER harmless from liability for costs and damages awarded against BUYER for infringement of any patent claims covering the DN Products in the form in which it is furnished hereunder, provided that said liability results from BUYER's use or sale of the DN Products furnished and provided that BUYER has given DNE prompt notice of any suit for infringement brought against BUYER and has permitted DNE to defend such suit.

13      ASSIGNMENT

        Neither party may assign its rights or delegate its performance hereunder, whether by operation of law or otherwise, without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed, except, however, DNE and BUYER may assign their respective rights or delegate their respective performance hereunder to any affiliate or to any purchaser of all or substantially all of the assets of the business to which this Agreement relates without the consent of the other party, and any attempted assignment or delegation without such consent when required, except as otherwise provided herein, shall be void.

        In the event that such consent is withheld, the party desiring to assign this Agreement may terminate this Agreement upon thirty (30) days' written notice.

14      MISCELLANEOUS.

14.1 This Agreement contains all the terms and conditions of sale and purchase of DN Products for use in Nuvera Products and embodies and integrates the entire understanding of the parties with respect thereto. All prior agreements relating to the same matter are hereby terminated. No modification, extension or release from any provision hereof shall be effected by mutual agreement, acknowledgment, acceptance or purchase order, invoice or shipping instructions forms, or otherwise, unless the same shall be in writing, signed by the party to be bound and specifically described as an amendment or extension of this Agreement.

14.2 No waiver by either DNE or BUYER with respect to any breach or default or of any right or remedy, and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Except as otherwise expressly limited herein, all remedies shall be cumulative and shall be in addition to any remedy available at law, in equity or by statute.

14.3 This Agreement and any rights and obligations therein and performance hereunder shall take effect and be construed and governed by the laws of the State of Delaware without regard to its principles of conflicts of laws.

14.4 In the performance of this Agreement, BUYER and DNE will be considered an independent contractor, and nothing herein shall be construed to the contrary. Neither party shall exercise control over any of the other party's employees. Nothing in this Agreement shall make the other party the partner, agent or representative of the other. Neither party shall assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the other party, or bind the other party in any manner or thing whatsoever.

14.5 Notices hereunder shall be in writing and either delivered personally or sent by documented overnight delivery service or registered or certified mail, postage prepaid, to the party at the address set forth in the preamble to this Agreement or at such other address as may be specified in writing by such party. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation of delivery therefor, in all other cases.

14.6 The headings and titles of this Agreement are inserted for convenience only and shall not be deemed a part hereof or effect the construction or interpretation of any provision hereof.

        IN WITNESS WHEREOF, DNE and BUYER have caused their duly authorized representatives to execute this Agreement as of the day and year first above written.

                                       DE NORA ELETTRODI SpA.


                                       By: /s/ R. Gazzaniga
                                           ------------------------------
                                           Name: R. GAZZANIGA
                                           Title: MANAGING DIRECTOR


                                       NUVERA FUEL CELLS, INC.

                                           /s/ Anne Troutman
                                       By: ______________________________
                                           Name: Anne Troutman
                                           Title:Acting General Counsel



                                       NUVERA FUEL CELLS EUROPE, s.r.L


                                       By: /s/ Michele Tettamanti
                                           ------------------------------
                                           Name:  Michele Tettamanti
                                           Title: SENIOR VICE PRESIDENT


EXHIBIT A - DNE and SUBSIDIARIES

EXHIBIT B - DN Products as of November 30, 2000

EXHIBIT C - Specifications for DN Products, as of November 30, 2000

Exhibit A

                           DE NORA ELETTRODI S.p.A.

                            WORLD WIDE SUBSIDIARIES

E-TEK - U.S.A. (a division of De Nora North America) -
39 Veronica Avenue - SOMERSET, N.J. 08873 - U.S.A.
Tel. +1 732 5455100 - Fax +1 732 5455170
E-Mail: technical.etek@denora.com
        sales.etek@denora.com
        ---------------------
Website: www.etek-inc.com

DE NORA NORTH AMERICA, Inc.
39 Veronica Avenue - SOMERSET, N.J. 08873 - U.S.A.
Tel. +1 732 5455100 - Fax +1 732 5455170

E-Mail: denora.northamerica@denora.com

DE NORA DO BRASIL LTDA.
Av. das Nacoes Unidas, 12.551- 18(degrees) andar - conjunto 1812
Brooklin - CEP 04578-903 - Sao Paulo - SP - BRASIL
Tel. +55 11 30437611 - Fax +55 11 30437618
E-Mail: denorabrasil@denora.com.br

Factory:
Avenida Jerome Case n(degrees) 1959
Eden - CEP 18087 - 370 - Sorocaba/SP - Brasil
Tel. +55 15 225 2165 - Fax +55 15 225 1033
E-Mail: denorabrasil.fabrica@denora.com.br

TITANOR COMPONENTS LTD.
Plot Nos. 184, 185 & 189 - Kundaim Industrial Estate, Kundaim - 403115 GOA -
INDIA
Tel. +91 832 395340/41/42/43; 395634 / 35 - Fax +91 832 395003 / 395009 /
423197
E-Mail: titanor@goal.dot.net.in
Website: www.titanor.com

DE NORA FAR EAST PTE LTD.
491B River Valley Road, #20-01 Valley Point Office Tower - SINGAPORE 248373 Tel. +65 8349561 - Fax +65 8875025 / 8875026
E-Mail: denorafe@pacific.net.sg

JIANGYIN DE NORA TIAN LI Electrochemical Technology Co. Ltd.
Ligang Town, Jiangyin City, JIANGSU PROVINCE 21444, P.R. CHINA
Tel. +86 510 6631369 - Fax +86 510 6631315
E-Mail: DN.jvc@public1.wx.js.cn

DE NORA DEUTSCHLAND GmbH
Industriestrasse 17, D-63517 Rodenbach - DEUTSCHLAND
Tel. +49 6184 5980 - Fax +49 6184 598183
E-Mail: denora@t-online.de
        ------------------

                                  Exhibit  B

--------------------------------------------------------------------------------
  DN Products as of November 30, 2000

     Commercial Products

         A. V3 ELAT(R) anodes and cathodes containing supported platinum catalyst

         B. V3 ELAT(R) anodes containing supported platinum:ruthenium alloy catalyst

         C. V3 ELAT without catalyst ("diffuser" for Membrane Electrode Assemblies)

         D. Supported Catalysts for anode or cathode: 20%, 30%, and 40% platinum on Vulcan XC-72

         E. Supported Catalysts for anode in presence of carbon monoxide: an alloy of Pt:Ru on Vulcan XC-72 at 20%, 30%, and 40% metal on carbon.

         F. Other DN Products as per catalogue available at the Web site: www.etek-inc.com as of the date of signature of this contract
               ----------------

  DN Products resulting from R&D

           May be derived but not limited to: Pt-Mo catalyst (US Patent Serial No.09/271,664) 2Shift Catalyst (Nuvera formulation)

                                   Exhibit C

--------------------------------------------------------------------------------

  Specifications

1)   ELECTRODES
---------------

Pt GAS DIFFUSION ELECTRODE as covered by US Pat 6,103,077
 .  Commercial single sided ELAT V3
 .  Minimum Specific Performance Certification: 3.92 kW/m/2/ (@ 6 kA/m/2/, 1.5
   bar a), 2.16 kW/m/2/ (@ 3 kA/m/2/, 1,5 bar), based on membrane area.
 .  Performance Criteria: as per document QCPt-16 revision 1, dated October 12,
   2000 as a modification of QC-60 revision 2, dated Sept. 16, 1999. Subsequent revisions to be approved in writing by DNE and BUYER
 . OPTIONS: 1) Coated with Nafion(R) ionomer, according to document SPR-NAF-01, dated May 19, 2000; 2) as a precut component; or 3) as a rolled good available for further processing


Pt-Ru GAS DIFFUSION ELECTRODE as covered by US Pat 6,103,077
 .  Commercial single sided ELAT V3 Anode
 .  Minimum Specific Performance Certification (Pure Hydrogen): 3.92 kW/m/2/ (@
   6 kA/m/2/, 1,5 bar a), 2.16 Kw/m/2/ (@ 3 kA/m/2/, 1,5 bar a), based on membrane area
 .  Performance criteria: as per document QCPtRu-16 revision 1, agreed September
   20, 2000 as a modification of QC-60 revision 2, dated Sept 16, 1999. Subsequent revisions to be approved in writing by DNE and BUYER
 . OPTIONS: 1) Coated with Nafion(R) ionomer, according to document SPR-NAF-01, dated May 19, 2000; 2) as a precut component; or 3) as a rolled good available for further processing


2)   DIFFUSERS
--------------

 . Commercial single sided ELAT V3C, un-catalysed (acceptance criteria and standard catalyzed membrane configuration under discussion)

3.   Other COMMERCIAL PRODUCTS
------------------------------
specifications s per catalogue available at WEB site: www.etek-inc.com as of the
                                                      ----------------
date of signature of this contract



NOTE: Specifications to be updated on a yearly basis